EX-28.d.4.t

EXHIBIT A

SUBADVISORY AGREEMENT

AMONG

NATIONWIDE MUTUAL FUNDS,

NATIONWIDE FUND ADVISORS

AND GOLDMAN SACHS ASSET MANAGEMENT, L.P.

Effective Sept. 23, 2021

As Amended September 14, 2022*

Funds of the Trust	Subadvisory Fees
Nationwide Multi-Cap Portfolio	0.16% on all Subadviser Assets

Nationwide Bond Portfolio

If Subadviser Assets are less than $750 million:

0.140% on Subadviser Assets up to $100 million;

0.110% on Subadviser Assets of $100 million and more but less than $250 million;

0.100% on Subadviser Assets of $250 million and more but less than $750 million; and

0.080% on Subadviser Assets of $750 and more

If Subadviser Assets are greater than $750 million:

0.080% on Subadviser Assets up to $1.5 billion; and

0.075% on Subadviser Assets of $1.5 billion and more

*	As approved at the Board of Trustees Meeting held on September 13-14, 2022.

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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE MUTUAL FUNDS

By:	/s/ Christopher Graham
Name: Christopher Graham
Title: VP, Chief Investment Officer

ADVISER
NATIONWIDE FUND ADVISORS

By:	/s/ Christopher Graham
Name: Christopher Graham
Title: VP, Chief Investment Officer

SUBADVISER
GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Marci Green
Name: Marci Green
Title: Managing Director